Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 23, 2010, relating to the financial statements and financial highlights which appear in the December 31, 2009 Annual Report to Shareholders of Legg Mason Batterymarch U.S. Small Capitalization Equity Portfolio and the December 31, 2009 Annual Report to Shareholders of Legg Mason Global Opportunities Bond Fund, two of the portfolios comprising Legg Mason Charles Street Trust, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “The Corporation’s Independent Registered Public Accounting Firm”, “The Fund’s Independent Registered Public Accounting Firm”, “Disclosure of Portfolio Holdings” and “Financial Statements” in such Registration Statement.

Baltimore, Maryland

April 27, 2010